FOR IMMEDIATE RELEASE

CONTACT:	Christi Cowdin
Director, Corporate Communications & Investor Relations
(248) 593-8810
ccowdin@horizonglobal.com

HORIZON GLOBAL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2018; UPDATES PROGRESS ON TARGETED ACTION PLAN

Business Update

▪	Progress against previously announced targeted action plan, including workforce reductions and facility consolidation

▪	Net sales increased from $203.3 million to $216.8 million, up 6.6 percent

*	Net sales relatively flat in constant currency(3)

▪	Non-cash goodwill impairment of $43.4 million in the Europe-Africa segment negatively impacted consolidated operating results

▪	Operating loss of $(53.3) million, operating margin of (24.6) percent

*	Adjusted operating profit(1) of $(2.9) million, adjusted operating profit(1) margin of (1.4) percent

▪	First quarter diluted earnings per share of $(2.30)

*	First quarter adjusted diluted earnings per share(2) of $(0.32)

▪	Full-year 2018 guidance on an adjusted basis reaffirmed

Troy, Michigan, May 3, 2018 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today reported first quarter results. The Company also provided an update on its targeted action plan, focused on the restructuring of its Americas segment and business improvement activities in its Europe-Africa segment.
“Our consolidated results for the first quarter were consistent with our expectations, as we continued to address the previously identified challenges in the business,” said Mark Zeffiro, President and Chief Executive Officer of Horizon Global. “We made progress against our targeted action as many initiatives moved forward, but there is still work to be done. The consolidation of our distribution network is a top priority and we are making early progress on addressing ongoing challenges.
“To date, progress on our action plan includes the recent announcement of a restructuring plan for the Americas segment, which includes a 30 percent reduction of its U.S.-based salaried workforce. Additionally, performance levels continue to improve at our Reynosa, Mexico metals facility.
“Our Asia-Pacific business continues to outperform, achieving a fifth consecutive quarter of double-digit revenue growth, driven primarily by new business in the industrial channel. The integration of the Best Bars business is exceeding expectations and contributed to this segment’s profitability during the quarter.
“Our Europe-Africa business also made progress against its targeted action plan initiatives in the first quarter, including increased production from its low-cost country sources and continued realization of Westfalia synergies. During the first quarter, an interim goodwill impairment test was triggered, in part, by the decline in our stock price since year-end, which resulted in a non-cash goodwill impairment of $43.4 million. We continue to believe that our Europe-Africa business remains a key driver of the Company’s future financial success. The completion of the Brink acquisition, which remains subject to regulatory review and approval, along with our focus on driving business improvements in this segment and our continued achievement of synergies in Europe will help reinforce Horizon Global’s position as a leading branded towing and trailering solution provider to our global customers and end users.”

2018 First Quarter Segment Results
Horizon Americas. Net sales decreased 1.6 percent, primarily driven by inefficiencies in the ramp up of the Company’s Kansas City distribution center and the wind-down of its Dallas distribution center. Operating profit decreased $10.3 million to a loss of $5.1 million, or 5.3 percent of net sales, due to higher material costs that more than offset price increases.
Horizon Europe-Africa. Net sales increased by $8.5 million, primarily driven by foreign exchange translation. Revenue growth in the OE channel partially offset ongoing challenges in the aftermarket channel. Operating profit decreased $44.7 million to a loss of $45.1 million, or 51.8 percent of net sales, attributable to the impairment of goodwill. Adjusted operating profit(1) decreased to $0.1 million, or 0.1 percent of net sales, due to the margin mix impact from the lower-margin OE business and material cost increases in excess of realized price increases.
Horizon Asia-Pacific. Net sales increased 24.6 percent, or 19.1 percent, on a constant currency basis(3), primarily attributable to the Best Bars acquisition and strength in the OE channel. Operating profit increased $1.3 million to $4.4 million, or 13.1 percent of net sales, driven by higher sales and increased operational productivity.

Targeted Action Plan

Horizon Global announced a business improvement plan on March 1, 2018 to drive $3.0 million to $5.0 million in consolidated cost savings in 2018. Once implemented, the action plan is expected to result in $10.0 million to $12.0 million in consolidated cost savings on a full-year run rate basis. Action plan updates include:

•	Initiated the consolidation the Americas segment’s three legacy non-manufacturing locations into a single location

•	Announced a 30 percent reduction in the Americas segment’s U.S.-based salaried workforce

•	Increased production levels in its Reynosa, Mexico metals facility with a 19% improvement in cost/earned hour and double-digit improvement in plant output

•	Improved shipment rates at its Kansas City distribution center, with considerable effort required in the second quarter to absorb aftermarket volume

•	Increased the Europe-Africa segment’s low-cost country production, achieving the daily production target of 900 towbars

•	Implemented actions to improve the profitability of the Nordics region in the Europe-Africa business by consolidating Sweden and Finland warehousing and commercial operations into Denmark
Zeffiro concluded, “We continue to advance our action plan and are focused on implementing our initiatives with a sense of urgency as we head into the important second and third quarters. We are reaffirming our guidance for the year, on an adjusted basis, as we continue to make the changes necessary to improve our performance and increase shareholder value.”
Conference Call Details
Horizon Global will host a conference call regarding first quarter 2018 earnings on Thursday, May 3, 2018 at 8:30 a.m. Eastern Time. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (844) 711-8052 and from outside the U.S. at (832) 900-4641. Please use the conference identification number 4175946.
The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. An earnings presentation will also be available on the Horizon Global website at the time of the conference call. Shareholders, media representatives and others may participate in the webcast by registering through the investor relations section on the Company’s website.
A replay of the call will be available on Horizon Global’s website or by phone by dialing (800) 585-8367 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 97868808. The telephone replay will be available approximately two hours after the end of the call and continue through May 17, 2018.
About Horizon Global
Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Australia and Europe.

The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company’s commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.
Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Hayman Reese, Reese, ROLA, Tekonsha, and Westfalia. Horizon Global has approximately 4,300 employees in 58 facilities across 21 countries.
For more information, please visit www.horizonglobal.com.

Safe Harbor Statement
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the spin-off from TriMas Corporation; the success of our targeted action plan, including the actual amount of savings and timing thereof; risks inherent in the achievement of cost synergies and timing thereof in connection with the Westfalia acquisition, including whether the acquisition will be accretive; the Company’s ability to promptly and effectively integrate Westfalia; the performance and costs of integration of Westfalia; the Company’s ability to successfully complete the acquisition of the Brink Group; the timing and amount of repurchases of the Company’s common stock, if any; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(1)
Please refer to “Company and Business Segment Financial Information,” which details certain costs, expenses, other charges, gains or income, collectively described as ‘’Special Items,’’ that are included in the determination of operating profit under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted operating profit excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.  Further, the Company presents adjusted operating profit excluding these Special Items to provide investors with a better understanding of the Company’s view of our results as compared to prior periods.

(2)
Appendix I details certain costs, expenses, other charges, gains or income, collectively described as “Special Items,” that are included in the determination of net income under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted net income and adjusted diluted earnings per share excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

(3)
We evaluate growth in our operations on both an as reported basis and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current period revenue in local currency using the prior period’s currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. See Appendix II for reconciliation.

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,240	$29,570
Receivables, net of reserves of approximately $3.7 million and $3.1 million at March 31, 2018 and December 31, 2017, respectively	112,780	91,770
Inventories	178,220	171,500
Prepaid expenses and other current assets	12,770	10,950
Total current assets	330,010	303,790
Property and equipment, net	114,540	113,020
Goodwill	98,030	138,190
Other intangibles, net	89,840	90,230
Deferred income taxes	5,410	4,290
Other assets	10,670	11,510
Total assets	$648,500	$661,030
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$10,300	$16,710
Accounts payable	136,750	138,730
Accrued liabilities	68,090	53,070
Total current liabilities	215,140	208,510
Long-term debt	297,840	258,880
Deferred income taxes	15,570	14,870
Other long-term liabilities	32,100	38,370
Total liabilities	560,650	520,630
Commitments and contingent liabilities	—	—
Total Horizon Global shareholders' equity	89,580	141,890
Noncontrolling interest	(1,730)	(1,490)
Total shareholders' equity	87,850	140,400
Total liabilities and shareholders' equity	$648,500	$661,030

Horizon Global Corporation
Condensed Consolidated Statements of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
Net sales	$216,810	$203,280
Cost of sales	(178,360)	(157,890)
Gross profit	38,450	45,390
Selling, general and administrative expenses	(48,290)	(46,050)
Impairment of goodwill	(43,430)	—
Operating loss	(53,270)	(660)
Other expense, net:
Interest expense	(5,950)	(5,890)
Loss on extinguishment of debt	—	(4,640)
Other expense, net	(1,120)	(550)
Other expense, net	(7,070)	(11,080)
Loss before income tax benefit	(60,340)	(11,740)
Income tax benefit	2,580	1,580
Net loss	(57,760)	(10,160)
Less: Net loss attributable to noncontrolling interest	(250)	(300)
Net loss attributable to Horizon Global	$(57,510)	$(9,860)
Net loss per share attributable to Horizon Global:
Basic	$(2.30)	$(0.41)
Diluted	$(2.30)	$(0.41)
Weighted average common shares outstanding:
Basic	24,963,120	23,839,944
Diluted	24,963,120	23,839,944

Horizon Global Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(57,760)	$(10,160)
Adjustments to reconcile net loss to net cash used for operating activities:
Net loss (gain) on dispositions of property and equipment	110	(70)
Depreciation	4,130	3,230
Amortization of intangible assets	2,230	2,570
Impairment of goodwill	43,430	—
Amortization of original issuance discount and debt issuance costs	1,940	1,390
Deferred income taxes	(800)	2,650
Loss on extinguishment of debt	—	4,640
Non-cash compensation expense	720	930
Increase in receivables	(20,220)	(23,720)
Increase in inventories	(5,400)	(8,200)
(Increase) decrease in prepaid expenses and other assets	250	(670)
Increase (decrease) in accounts payable and accrued liabilities	2,040	(12,920)
Other, net	(890)	210
Net cash used for operating activities	(30,220)	(40,120)
Cash Flows from Investing Activities:
Capital expenditures	(4,190)	(7,510)
Net proceeds from disposition of property and equipment	90	110
Net cash used for investing activities	(4,100)	(7,400)
Cash Flows from Financing Activities:
Proceeds from borrowings on credit facilities	2,840	340
Repayments of borrowings on credit facilities	(400)	(1,600)
Repayments of borrowings on Term B Loan, inclusive of transaction costs	(1,950)	(183,850)
Proceeds from ABL Revolving Debt	41,280	51,800
Repayments of borrowings on ABL Revolving Debt	(11,280)	(31,800)
Proceeds from issuance of common stock, net of offering costs	—	79,920
Proceeds from issuance of Convertible Notes, net of issuance costs	—	120,940
Proceeds from issuance of Warrants, net of issuance costs	—	20,930
Payments on Convertible Note Hedges, inclusive of issuance costs	—	(29,680)
Other, net	(200)	(240)
Net cash provided by financing activities	30,290	26,760
Effect of exchange rate changes on cash	700	680
Cash and Cash Equivalents:
Decrease for the period	(3,330)	(20,080)
At beginning of period	29,570	50,240
At end of period	$26,240	$30,160
Supplemental disclosure of cash flow information:
Cash paid for interest	$4,420	$4,340
Cash paid for taxes	$1,350	$670

Horizon Global Corporation
Condensed Consolidated Statements of Shareholders’ Equity
(Unaudited - dollars in thousands)

	Common Stock	Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Horizon Global Shareholders’ Equity	Noncontrolling Interest	Total Shareholders’ Equity
Balance at December 31, 2017	$250	$159,490	$(10,000)	$(17,860)	$10,010	$141,890	$(1,490)	$140,400
Net loss	—	—	—	(57,510)	—	(57,510)	(250)	(57,760)
Other comprehensive income, net of tax	—	—	—	—	4,680	4,680	10	4,690
Shares surrendered upon vesting of employees' share based payment awards to cover tax obligations	—	(200)	—	—	—	(200)	—	(200)
Non-cash compensation expense	—	720	—	—	—	720	—	720
Balance at March 31, 2018	$250	$160,010	$(10,000)	$(75,370)	$14,690	$89,580	$(1,730)	$87,850

Horizon Global Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

We evaluate certain costs, expenses, other charges, gains or income, collectively described as “Special Items,” that are included in the determination of operating profit under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted operating profit excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

	Three months ended March 31,
	2018	2017
Horizon Americas
Net sales	$96,220	$97,830
Operating profit (loss)	$(5,110)	$5,160
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$3,890	$—
Adjusted operating profit (loss)	$(1,220)	$5,160

Horizon Europe-Africa
Net sales	$87,060	$78,540
Operating loss	$(45,090)	$(350)
Special Items to consider in evaluating operating loss:
Severance and business restructuring costs	$1,250	$2,130
Acquisition and integration costs	$480	$(190)
Impairment of goodwill	$43,430	$—
Adjusted operating profit	$70	$1,590

Horizon Asia-Pacific
Net sales	$33,530	$26,910
Operating profit	$4,390	$3,070

Corporate Expenses
Operating loss	$(7,460)	$(8,540)
Special Items to consider in evaluating operating loss:
Acquisition and integration costs	$1,280	$2,330
Adjusted operating loss	$(6,180)	$(6,210)

Total Company
Net sales	$216,810	$203,280
Operating loss	$(53,270)	$(660)
Total Special Items to consider in evaluating operating loss	$50,330	$4,270
Adjusted operating profit (loss)	$(2,940)	$3,610

Appendix I

Horizon Global Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

This appendix details certain costs, expenses, other charges, gains or income, collectively described as ‘’Special Items,’’ that are included in the determination of net income (loss) and earnings (loss) per share under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted net income (loss) and adjusted diluted earnings (loss) per share excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

	Three months ended March 31,
	2018	2017
Net loss attributable to Horizon Global, as reported	$(57,510)	$(9,860)
Impact of Special Items to consider in evaluating quality of income (loss):
Severance and business restructuring costs	5,140	2,130
Impairment of goodwill	43,430	—
Acquisition and integration costs	2,390	2,140
Loss on extinguishment of debt	—	4,640
Tax impact of Special Items	(1,510)	(3,110)
Adjusted net loss attributable to Horizon Global	$(8,060)	$(4,060)

	Three months ended March 31,
	2018	2017
Diluted loss per share attributable to Horizon Global, as reported	$(2.30)	$(0.41)
Impact of Special Items to consider in evaluating quality of EPS:
Severance and business restructuring costs	0.20	0.09
Impairment of goodwill	1.74	—
Acquisition and integration costs	0.10	0.09
Loss on extinguishment of debt	—	0.19
Tax impact of Special Items	(0.06)	(0.13)
Adjusted diluted loss per share	$(0.32)	$(0.17)

Weighted average common shares outstanding, diluted, as reported	24,963,120	23,839,944

Appendix II

Horizon Global Corporation
Reconciliation of Reported Revenue Growth
to Constant Currency Basis
(Unaudited)

We evaluate growth in our operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current year revenue in local currency using the prior year's currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

	Three months ended March 31, 2018
	Horizon Americas	Horizon Europe-Africa	Horizon Asia-Pacific	Consolidated
Revenue growth as reported	(1.6)%	10.8%	24.6%	6.6%
Less: currency impact	(0.1)%	14.4%	5.5%	6.3%
Revenue growth at constant currency	(1.5)%	(3.6)%	19.1%	0.3%

Appendix III

Horizon Global Corporation
LTM Bank EBITDA as Defined in Credit Agreement
(Unaudited - dollars in thousands)

This appendix reconciles net income to “Consolidated Bank EBITDA” as defined in our credit agreement.  We believe this reconciliation provides valuable supplemental information regarding our capital structure, consistent with how we evaluate our performance. The leverage ratios as of March 31, 2017 and June 30, 2017 were calculated based upon the U.S. GAAP definition of debt for our previously disclosed Convertible Note issuance during the first quarter of 2017. Based on discussions with the administrative agent under our credit agreement, the leverage ratio will be presented based on a U.S. GAAP exception outlined in the credit agreement, which provides our investors and lenders a clearer view of our total leverage position. Based upon this U.S. GAAP exception, our leverage ratio would have been 4.37x and 3.86x as of March 31, 2017 and June 30, 2017, respectively. The restated ratios are still in compliance with our covenant level of 5.25x for each quarter.

		Less:	Add:
	Year Ended December 31, 2017	Three Months Ended March 31, 2017	Three Months Ended March 31, 2018	Twelve Months Ended March 31, 2018
Net loss attributable to Horizon Global	$(3,550)	$(9,860)	$(57,510)	$(51,200)
Bank stipulated adjustments:
Interest expense, net (as defined)	22,410	5,890	6,580	23,100
Income tax (benefit) expense	9,750	(1,580)	(2,580)	8,750
Depreciation and amortization	25,340	5,800	6,360	25,900
Extraordinary charges	2,520	—	1,350	3,870
Non-cash compensation expense(a)	3,630	930	720	3,420
Other non-cash expenses or losses	2,180	180	44,010	46,010
Pro forma EBITDA of permitted acquisition	840	290	—	550
Interest-equivalent costs associated with any Specified Vendor Receivables Financing	1,490	180	350	1,660
Debt extinguishment costs	4,640	4,640	—	—
Items limited to 25% of consolidated EBITDA:
Non-recurring expenses (b)	2,440	—	1,610	4,050
Acquisition integration costs (c)	11,210	4,270	1,600	8,540
Synergies related to permitted acquisition (d)	1,480	1,480	—	—
EBITDA limitation for non-recurring expenses (e)	—	—	—	—
Consolidated Bank EBITDA, as defined	$84,380	$12,220	$2,490	$74,650

	March 31, 2018
Total Consolidated Indebtedness (f)	$302,960
Consolidated Bank EBITDA, as defined	74,650
Actual leverage ratio	4.06	x
Covenant requirement	5.00	x
_________________________________

(a)	Non-cash compensation expenses resulting from the grant of restricted shares of common stock and common stock options.

(b)
Under our credit agreement, costs and expenses related to cost savings projects, including restructuring and severance expenses, are not to exceed $5 million in any fiscal year and $20 million in aggregate, commencing on or after January 1, 2015.

(c)	Under our credit agreement, costs and expenses related to the integration of the Westfalia acquisition, are not to exceed $10 million in any fiscal year and $30 million in aggregate.

(d)
Under our credit agreement, the add back for the amount of reasonably identifiable and factually supportable “run rate” cost savings, operating expense reductions, and other synergies cannot exceed $12.5 million for the Westfalia acquisition.

(e)	The amounts added to Consolidated Net Income pursuant to items in notes (b), (c), and (d) shall not exceed 25% of Consolidated EBITDA, excluding these items, for such period.

(f)
“Total Consolidated Indebtedness” refers to the sum of “long-term debt” and “current maturities, long-term debt”, with our Convertible Notes at their face value of $125.0 million and excluding certain credit facilities as defined in our Credit Agreement less domestic cash of $1.1 million and 65% of foreign cash, or $16.3 million, as of March 31, 2018